Exhibit 99.3
UNAUDITED PRO FORMA FINANCIAL INFORMATION
     On June 23, 2009, Ixia, a California corporation (“Ixia”), completed its acquisition of all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Catapult Communications Corporation, a Nevada corporation (“Catapult”), pursuant to an Agreement and Plan of Merger dated as of May 11, 2009 (the “Merger Agreement”), by and among Ixia, Catapult and Josie Acquisition Company, a Nevada corporation and a wholly owned subsidiary of Ixia (“Purchaser”).
     The aggregate consideration paid by Purchaser and Ixia for the Shares was approximately $106.6 million, including approximately $2.0 million paid to the holders of options to purchase Catapult common stock that were cancelled in connection with the acquisition. Ixia funded the acquisition from existing cash, cash equivalents and short-term investments.
     The following unaudited pro forma condensed combined financial statements reflect the acquisition of Catapult using the purchase method of accounting. The pro forma adjustments are based upon available information and assumptions that Ixia believes are reasonable. The pro forma adjustments are preliminary and have been prepared to illustrate the estimated effect of the acquisition. Final adjustments may differ from the pro forma adjustments presented herein. The unaudited pro forma condensed combined financial statements do not include any pro forma adjustments relating to costs of integration that the combined companies may incur as such adjustments would be forward-looking.
     The unaudited pro forma condensed combined balance sheet as of March 31, 2009 is presented as if our acquisition of Catapult had occurred on March 31, 2009.
     The unaudited pro forma condensed combined consolidated statements of income for the year ended December 31, 2008 and the three months ended March 31, 2009 illustrate the effect of the acquisition of Catapult as if it had occurred on January 1, 2008. The unaudited pro forma condensed combined consolidated statement of income for the year ended December 31, 2008 combines the historical audited statement of operations for Catapult for the fiscal year ended September 30, 2008 and Ixia’s historical audited statement of income for the year ended December 31, 2008. The unaudited pro forma condensed combined consolidated statement of income for the three months ended March 31, 2009 combines the historical unaudited statement of income of Ixia for the three months ended March 31, 2009 and the historical unaudited statement of operations of Catapult for the three months ended March 31, 2009. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the statements of income, expected to have a continuing impact on the combined results of the companies. The detailed assumptions used to prepare the pro forma financial information are contained in the notes to the unaudited pro forma condensed combined financial statements, and such assumptions should be reviewed in their entirety.
     The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with (i) the historical audited financial statements and notes thereto of Ixia contained in its Annual Report on Form 10-K for the year ended December 31, 2008, (ii) the historical unaudited financial statements and notes thereto of Ixia contained in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, (iii) Catapult’s historical audited consolidated financial statements and accompanying notes contained in its Annual Report on Form 10-K for the fiscal year ended September 30, 2008, and (iv) Catapult’s historical unaudited consolidated financial statements and accompanying notes contained in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009.
     These unaudited pro forma condensed combined financial statements are prepared by management for informational purposes only in accordance with Article 11 of Regulation S-X and are not necessarily indicative of future results or of actual results that would have been achieved had the acquisition been consummated as of the dates presented, and should not be taken as representative of future consolidated operating results of Ixia. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and/or cost savings that Ixia may achieve, or any additional expenses that it may incur, with respect to the combined companies.
     The acquisition has been accounted for in conformity with Statement of Financial Accounting Standards

No. 141R, “Business Combinations” (“SFAS 141R”). Accordingly, the aggregate consideration of $106.6 million, consisting of (i) $104.6 million paid for the outstanding shares of common stock of Catapult, and (ii) $2.0 million paid to holders of options to purchase Catapult common stock that were cancelled in connection with the acquisition, has been allocated on a preliminary basis to assets acquired and net liabilities assumed in connection with the acquisition based on their estimated fair values as of the completion of the acquisition. These allocations reflect preliminary estimates that were available at the time of the preparation of this Current Report on Form 8-K/A. The preliminary purchase price allocation is subject to adjustment following the receipt of certain tax-related information, such as the tax attributes that will be finalized upon the filing of certain pre-acquisition tax returns.

IXIA
Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet
As of March 31, 2009
(in thousands)

	Historical
	Ixia	Catapult	Pro forma		Pro forma
	March 31, 2009	March 31, 2009	Adjustments		Combined
Assets
Current assets:
Cash and cash equivalents	$28,046	$28,733	$(25,000	) (A)	$31,779
Short-term investments in marketable securities	171,894	8,970	(89,480	) (A)	91,384
Accounts receivable, net	29,393	8,472	—		37,865
Inventories	14,936	3,078	—		18,014
Deferred income taxes	4,198	56	1,645	(B)	5,899
Prepaid expenses and other current assets	4,368	1,944	—		6,312

Total current assets	252,835	51,253	(112,835)		191,253

Investments in marketable securities	2,252	4,641	—		6,893
Property and equipment, net	17,651	879	—		18,530
Deferred income taxes	18,483	—	2,490	(B)	20,973
Intangible assets, net	9,334	34	48,756	(C)	58,124
Goodwill	16,728	49,394	(31,818	) (D)	34,304
Other assets	2,355	8,913	(7,382	) (E)	3,886

Total assets	$319,638	$115,114	$(100,789)		$333,963

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,324	$1,174	$—		$4,498
Accrued expenses	16,416	4,160	—		20,576
Deferred revenues	20,032	9,727	(3,321	) (F)	26,438
Income taxes payable	335	—	—		335

Total current liabilities	40,107	15,061	(3,321)		51,847

Deferred revenues	5,847	74	—		5,921
Other liabilities	5,785	5,321	5,112	(G)	16,218

Total liabilities	51,739	20,456	1,791		73,986

Shareholders’ equity:
Common stock	87,084	11	(11	) (H)	87,084
Additional paid-in capital	111,927	41,013	(41,013	) (H)	111,927
Retained earnings	69,191	53,990	(61,912	) (H)	61,269
Accumulated other comprehensive income (loss)	(303)	(356)	356	(H)	(303)

Total shareholders’ equity	267,899	94,658	(102,580)		259,977

Total liabilities and shareholders’ equity	$319,638	$115,114	$(100,789)		$333,963

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

IXIA
Unaudited Pro Forma Condensed Combined Consolidated Statements of Income
For the Year Ended December 31, 2008
(in thousands, except per share data)

	Historical
	Ixia	Catapult
	December 31,	September 30,	Pro forma		Pro forma
	2008	2008	Adjustments		Combined
Revenues:
Products	$146,802	$25,196	$—		$171,998
Services	29,065	12,715	—		41,780

Total revenues	175,867	37,911	—		213,778

Costs and operating expenses:
Cost of revenues — products	32,411	4,500	—		36,911
Cost of revenues — services	4,475	2,508	—		6,983
Research and development	49,167	11,092	—		60,259
Sales and marketing	59,374	16,353	—		75,727
General and administrative	25,502	8,654	—		34,156
Amortization of intangible assets	5,664	49	9,934	(I)	15,647
Acquisition related	1,479	—	—		1,479
Restructuring	—	2,197	—		2,197

Total costs and operating expenses	178,072	45,353	9,934		233,359

Loss from operations	(2,205)	(7,442)	(9,934)		(19,581)
Interest and other income, net	6,574	2,384	(3,011	) (J)	5,947
Other-than-temporary impairment on investments	(20,243)	—	—		(20,243)

Loss before income taxes	(15,874)	(5,058)	(12,945)		(33,877)
Income tax expense (benefit)	21	987	(5,036	) (K)	(4,028)

Net loss	$(15,895)	$(6,045)	$(7,909)		$(29,849)

Loss per share:
Basic	$(0.24)	$(0.47)			$(0.46)
Diluted	$(0.24)	$(0.47)			$(0.46)

Weighted average number of common and common equivalent shares outstanding:
Basic	65,087	12,837			65,087
Diluted	65,087	12,837			65,087
The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

IXIA
Unaudited Pro Forma Condensed Combined Consolidated Statements of Income
For the Three Months Ended March 31, 2009
(in thousands, except per share data)

	Historical
	Ixia	Catapult
	March 31,	March 31,	Pro forma		Pro forma
	2009	2009	Adjustments		Combined
Revenues:
Products	$30,081	$8,931	$—		$39,012
Services	7,043	3,161	—		10,204

Total revenues	37,124	12,092	—		49,216

Costs and operating expenses:
Cost of revenues — products	7,566	1,656	—		9,222
Cost of revenues — services	943	512	—		1,455
Research and development	11,866	1,713	—		13,579
Sales and marketing	14,399	3,908	—		18,307
General and administrative	6,224	2,092	—		8,316
Amortization of intangible assets	1,325	12	2,311	(I)	3,648

Total costs and operating expenses	42,323	9,893	2,311		54,527

(Loss) income from operations	(5,199)	2,199	(2,311)		(5,311)
Interest and other income (expense), net	561	(248)	(213	) (J)	100
Other-than-temporary impairment on investments	(1,405)	—	—		(1,405)

(Loss) income before income taxes	(6,043)	1,951	(2,524)		(6,616)
Income tax (benefit) expense	(2,052)	844	(982	) (K)	(2,190)

Net (loss) income	$(3,991)	$1,107	$(1,542)		$(4,426)

(Loss) earnings per share:
Basic	$(0.06)	$0.10			$(0.07)
Diluted	$(0.06)	$0.10			$(0.07)

Weighted average number of common and common equivalent shares outstanding:
Basic	63,053	11,333			63,053
Diluted	63,053	11,350			63,053
The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

IXIA
Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements
1. Background and Basis of Pro Forma Presentation
     On June 23, 2009, we completed our acquisition of all of the outstanding shares of common stock of Catapult Communications Corporation (“Catapult”). Catapult provides advanced wireless test systems to network equipment manufacturers and service providers worldwide. Catapult’s 3G (third generation) and 4G (fourth generation) wireless networking test solutions complement our IP performance test systems and service verification platforms. With this acquisition, we expect to be able to broaden our product portfolio and provide a single source solution for testing converged multiplay IP services over wireless and wireline networks to new and existing customers. In addition, we expect to realize operational and cost synergies, leverage the existing sales channels and product development resources, and utilize the assembled workforce. These factors, among others, contributed to a purchase price in excess of the estimated fair value of Catapult’s net identifiable assets acquired (see summary of net assets below), and, as a result, we have recorded goodwill in connection with this transaction.
     The unaudited pro forma condensed combined financial information was prepared based on the historical financial statements of Ixia and Catapult.
     Our acquisition of Catapult has been accounted for in conformity with SFAS No. 141R, “Business Combinations” (“SFAS 141R”) and uses the fair value concepts defined in SFAS No. 157, “Fair Value Measurements” (“SFAS 157”).  SFAS 141R requires, among other things, that most assets acquired and liabilities assumed in an acquisition be recognized at their fair values as of the acquisition date and requires that fair value be measured based on the principles in SFAS 157.  SFAS 157 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. SFAS 157 also requires that a fair value measurement reflect the assumptions market participants would use in pricing an asset or liability based on the best information available.
     Under SFAS 141R, acquisition-related transaction costs (e.g., success-based banking fees, professional fees for legal, accounting, tax, due diligence, valuation and other related services, etc.) are not included as a component of consideration transferred, but are accounted for as expenses in the periods in which the costs are incurred.  For the six months ended June 30, 2009, total acquisition-related transaction costs incurred by Ixia and Catapult were approximately $2.5 million and $5.4 million, respectively, and are reflected in these unaudited pro forma condensed combined financial statements as a reduction to cash and retained earnings.
2. Purchase Price Allocation
     The following table summarizes the preliminary allocation of the purchase price to the estimated fair values of the assets acquired and liabilities assumed as if the acquisition occurred as of March 31, 2009 (in thousands):

Cash and cash equivalents	$28,733
Short-term investments in marketable securities	8,970
Accounts receivable	8,472
Inventories	3,078
Other current assets	3,645
Long-term investments in marketable securities	4,641
Deferred income taxes (non-current)	2,490
Other non-current assets	2,410
Identifiable intangible assets	48,790
Goodwill	17,576

Total assets acquired	128,805
Accounts payable and accrued expenses	(5,334)
Deferred revenues	(6,480)
Other liabilities (non-current)	(10,433)

Net assets acquired	$106,558

     The preliminary purchase price allocation is subject to adjustment following the receipt of certain tax-related information, such as the tax attributes that will be finalized upon the filing of certain pre-acquisition tax returns. The preliminary purchase price allocation above differs from that included in our Quarterly Report on Form 10-Q for the three month period ended June 30, 2009 due to changes in assets and liabilities of Catapult between March 31, 2009 and the acquisition date of June 23, 2009. Such changes have been reflected as a reduction in goodwill of $4.9 million included herein.
     The identifiable intangible assets of $48.8 million consist of $26.7 million of acquired technology, $13.4 million of customer relationships, $6.1 million of service agreements, $1.0 million related to a non-compete agreement and $1.6 million of other identifiable intangible assets. These intangible assets will be amortized using a straight-line method over their expected useful lives ranging from six months to six years. The goodwill recorded in connection with this transaction is not deductible for income tax purposes.
3. Pro forma financial statement adjustments
     The unaudited pro forma condensed combined statements of income for the year ended December 31, 2008 and the three months ended March 31, 2009 illustrate the effect of the acquisition of Catapult as if it had occurred on January 1, 2008. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2008 combines the historical audited statement of operations for Catapult for the fiscal year ended September 30, 2008 and Ixia’s historical audited statement of income for the year ended December 31, 2008. The unaudited pro forma condensed combined statement of income for the three months ended March 31, 2009 combines the historical unaudited statement of income of Ixia for the three months ended March 31, 2009 and the historical unaudited statement of operations of Catapult for the three months ended March 31, 2009. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the statements of income, expected to have a continuing impact on the combined results of the companies.
     The following pro forma adjustments are included in our unaudited pro forma condensed combined financial statements:
(A)	To reflect the $106.6 million of cash paid in connection with the acquisition of Catapult and $7.9 million for acquisition-related transaction costs (See Note 1).
(B)	To reflect the change in deferred taxes due to the reversal of pre-acquisition valuation allowance of approximately $11.2 million and additional deferred tax liabilities related to certain identifiable intangibles of approximately $16.1 million.
(C)	To eliminate Catapult’s historical intangible assets, net, of $34,000 and record the preliminary estimate of intangible assets for our acquisition of Catapult of $48.8 million.
(D)	To eliminate Catapult’s historical goodwill of $49.4 million and record the preliminary estimate of goodwill for our acquisition of Catapult of $17.6 million.
(E)	To eliminate capitalized software development costs of $7.4 million included as part of the intangible assets recorded in connection with the acquisition.
(F)	To adjust Catapult’s deferred revenue to the estimated fair value of $6.5 million.
(G)	To adjust Catapult’s income tax liability by (i) $2.1 million based on Ixia’s estimate of unrecognized tax benefits acquired and (ii) $3.0 million for the balance sheet reclassification from deferred tax assets.

(H)	To eliminate $94.7 million of Catapult’s historical shareholders’ equity and to reflect the $7.9 million of non-recurring acquisition-related transaction costs (See Note 1).
(I)	To record the difference in amortization of the preliminary fair value and historical amount of Catapult’s intangible assets, net as follows:

			Pro forma	Pro forma
		Estimated	amortization for	amortization for the
		Useful Life	the year ended	three months ended
(Dollars in thousands)	Intangible Asset	(years)	December 31, 2008	March 31, 2009
Existing Technology	$26,700	5.0	$5,340	$1,335
Customer Relationships	13,400	6.0	2,233	558
Service Agreements	6,100	5.0	1,220	305
Trade Names	900	3.0	300	75
Non-Compete	1,000	5.0	200	50
Order Backlog	690	0.5	690	—

	$48,790		9,983	2,323

Less amortization related to Catapult’s pre-existing intangible assets			(49)	(12)

Pro forma adjustment			$9,934	$2,311

(J)	To record the estimated decrease in interest income computed at the average yield of 2.8% and 0.8% for the year ended December 31, 2008 and three months ended March 31, 2009, respectively, due to the reduction in cash used for the acquisition.

(K)	To record the tax effect of the pro forma adjustments calculated at the statutory rate of 38.9%.